Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is made and entered into as of _______ ___, 2015 (the “Effective Date”) by and between Bone Biologics Corporation, a corporation organized and existing under the laws of the State of Delaware and having a place of business at 321 Columbus Ave., Boston, MA 02116 (the “Company”) and __________, an individual having a place of business located at __________ (the “Advisor”). The Advisor has disclosed to the Company that Advisor is employed by the University of California, Los Angeles (“UCLA”) and that this Advisor Agreement has to comply with all UCLA regulations (see Exhibits 1 and 2).

1. Description of Services and Responsibilities of the Advisor. Advisor agrees to perform the services specified below (collectively, the “Services”), as well as such other services which may be reasonably requested by the President of the Company which are ancillary to, or reasonably related to such Services. The Services to be rendered hereunder by Advisor shall include, without limitation, providing strategic advice and strategic introductions to the Company’s management team and those specific services set forth on Exhibit 3 attached hereto. The Company may amend Exhibit 3 from time to time following the Effective Date to add additional services by proposing such additional compensation to Advisor in writing. In the event of any such proposal, Advisor shall have ten (10) business days from receipt of such proposal to decline or request modification to such proposal by written notification to the Company. If Advisor shall so respond within such time period with a request to modify such proposal, the Company and Advisor shall work together in good faith to reach mutual agreement with respect to the terms of such proposal.

2.  Consideration.

(a) Subject to the approval of the Company’s board of directors, following Advisor’s start date, as consideration for the provision of the Services rendered pursuant to this Agreement, the Company shall grant Advisor a stock option (the “Stock Option”), to purchase of 1,800,364 shares of the Company’s common stock corresponding to four percent (4%) of the Company’s issued and outstanding shares of common stock, on a fully diluted basis as of the Effective Date at an exercise price equal to the fair market value of the Company’s common stock as of the effective date. As of the Effective Date of this Agreement, the fair market value of the Company’s common stock equals One Dollar and Fifty Nine Cents ($1.59) per share. The Stock Option shall have a term of ten (10) years from the date of grant and the shares that are the subject of the Stock Option will vest during the Term (as defined below) as follows: (i) twenty five percent (25%) of the shares shall vest during the Term on each of the first, second and third anniversaries of the Effective Date; and (ii) the twelve and one half percent (12.5%) of the shares shall vest during the Term on each of the fourth and fifth anniversaries of the Effective Date. Any shares subject to the Stock Option that are not vested on the date this Agreement terminates shall be forfeited on the date of termination; provided, however, that: (i) in the event of a termination of this Agreement by the Company without cause pursuant to Section 3(b)(ii), or by the Advisor with cause pursuant to Section 3(b)(i); or (ii) in the event of a Change of Control of the Company that becomes effective prior to the termination of this Agreement, then all shares issuable pursuant to the Stock Option shall immediately vest. For the purposes of this Agreement, the term “Change in Control” means a merger, reorganization or consolidation involving Company in which the voting securities of Company outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation.

(b) Beginning on January 1, 2017, as consideration for the provision of Services rendered pursuant to this Agreement, the Company shall pay Advisor an annual consulting fee in the amount of two hundred thousand dollars ($200,000) for Services rendered by the Advisor during the Term. The Company may elect to pay such fee in shares of its common stock to be issued at the beginning of the applicable year valued at the average closing bid price of the shares over the 10 trading days immediately preceding the date of the determination and to the extent that such shares or an equivalent number of such shares may be traded in an active market pursuant a trading plan approved under the Company’s insider trading policy in effect at such time. The total consulting fee payable hereunder shall not exceed eight hundred thousand dollars ($800,000) between January 1, 2017 and December 31, 2020, without the prior written consent of the Company. Any fees that are unpaid shall be forfeited on the date of termination of this Agreement; except: (i) in the event of a termination of this Agreement by the Company without cause pursuant to Section 3(b)(ii), or by the Advisor with cause pursuant to Section 3(b)(i); or (ii) in the event of a Change of Control of the Company that becomes effective prior to the termination of this Agreement, then all unpaid fees shall be due and payable to the Advisor within thirty (30) days.

(c) In addition to the foregoing compensation, Company shall reimburse Advisor for any reasonable and documented out-of-pocket expenses incurred by Advisor in furtherance of the Services. Expenses shall not exceed Five Thousand Dollars ($5,000) per year during the Term of this Agreement without the prior written consent of the Company.

3. Term; Non-renewal and Termination.

(a) Term. Advisor and the Company agree that the term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section 3, shall remain in effect for five (5) years (the “Term”).

(b) Termination.

(i) Either party may terminate this Agreement for cause upon thirty (30) days prior written notice in the event of a material breach of this Agreement by the other party that remains uncured at the conclusion of such thirty-day notice period.

(ii) In addition, either party may terminate the Agreement without cause for any reason, upon thirty (30) days prior written notice to the other party.

(iii) For the purpose of Section 3(b)(i) of this Agreement, the following events shall constitute cause for termination:

(A) A material breach by Advisor of this Agreement which is not cured within thirty (30) days after written notice by the Company setting forth the nature of such alleged breach;

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(B) Acts or omissions constituting gross negligence, recklessness or willful misconduct which cause material harm to the Company;

(C) The disregard of written policies of the Company which cause damage or injury to the property or reputation of the Company which, if capable of cure, is not cured within thirty (30) days after written notice thereof by the Company;

(D) Advisor is indicted of, or convicted of, or admit, plea bargain, enter a plea of no contest or nolo contendere to, any felony of any kind or a misdemeanor involving fraud or dishonesty; and

(E) Advisor’s failure to render the Services or to accomplish those particular Services and objectives expressly identified as (1) in Exhibit 3 attached hereto.

(F) Return of Company Property Upon Termination or Expiration. Within ten (10) business days following termination or expiration of this Agreement, Advisor shall return to the Company any and all property, documents, records, notes, data, memoranda, models and any confidential or proprietary information or documents that are the property of the Company and that are in the possession or control of Advisor.

4. Independent Contractor Status.

(a) Advisor is co-founder of the Company and member of the Company’s Board of Director on the Effective Date of this Agreement. However, for all purposes, the Advisor shall be deemed to be an independent contractor, and not an employee, agent or partner of, or joint venturer with, the Company. Accordingly, Advisor shall not be entitled to the rights or benefits to which any employee of the Company or any of its affiliates may be entitled. The Company shall not withhold any amounts on account of any withholding or employment taxes from any payments to the Advisor under this Agreement, and it shall be the sole responsibility of the Advisor to report and pay all applicable income taxes on all such payments. The Advisor will obtain its own liability coverage and hereby acknowledges that Company shall have no responsibility for the payment of any required workers compensation insurance on behalf of Advisor or its Agents.

(b) As an independent contractor, the method and means employed by the Advisor for performance of the Services shall be and are solely at the discretion and expense of the Advisor and under the Advisor’s sole control. The Advisor shall be the sole judge as to the method and manner in which the Advisor performs Services under this Agreement.

(c) The Advisor will not have any authority to commit or bind the Company to any contractual or financial obligations without the Company’s express prior written consent.

(d) The Company agrees to pay the legal fees to prepare an Omnibus Plan that describes the orderly sale of the Advisor’s shares in the Company.

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5.  Confidential Information

(a) The Advisor recognizes that Advisor’s relationship with the Company is one of high trust and confidence by reason of Advisor’s access to and contact with confidential and proprietary information of the Company (collectively, “Confidential Information”). For the purposes of this Agreement, such Confidential Information includes, but is not limited to all Company information that is disclosed or otherwise made available to Advisor that: (1) is not generally known to, and cannot be readily ascertained by others, (2) has actual or potential economic value to the Company, and (3) is treated as confidential by the Company. By way of illustration but not limitation, Confidential Information includes: (i) information which relates to the Company’s actual or anticipated products, research, inventions, processes, techniques, designs, or other technical data; (ii) information regarding administrative, financial or marketing activities of the Company; (iii) information from or concerning the Company’s clients, customers, investors, subscribers, employees, contractors and/or other third parties who have dealings with the Company; and (iv) any materials or documents containing any of the above information.

(b) The Advisor agrees to maintain the Confidential Information in strict confidence and to not disclose or permit the disclosure of such Confidential Information to any persons. The Advisor agrees to use such Confidential Information only for the purposes of rendering the Services set forth herein and it shall not use any Confidential Information for its own benefit or for the benefit of any other person or business entity.

(c) Advisor’s undertaking and obligations of confidentiality under this Agreement will not apply, however, to any Confidential Information which: (i) is or becomes generally known to the public through no action on Advisor’s part, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of an executive officer of the Company, (iv) is already in Advisor’s possession, or known to Advisor without restriction prior to the disclosure thereof to Advisor by the Company (by way of example, this would apply to all research conducted by the Advisor at UCLA), or (v) which is rightfully obtained by Advisor from sources other than the Company having no fiduciary relationship with the Company and having no obligation of confidentiality or non-use with respect to such Confidential Information.

6. Intellectual Property

The following rights and assignments set forth in this Section 6 are at all times subject to the UCLA Guidelines for Intellectual Property and Consulting, attached hereto as Exhibit 1, and the UCLA Addendum to Consulting Contract, attached hereto as Exhibit 2.

(a) The Company acknowledges that Advisor has obligations to UCLA such that UCLA must have an opportunity to review all inventions made by Advisor during his course of employment with UCLA. Notwithstanding the foregoing, the Advisor shall promptly disclose to the Company any and all intellectual property related to the Company’s business that is authored, discovered, developed, derived or reduced to practice by Advisor during the course of providing the Services hereunder (collectively, “Intellectual Property”). The Advisor shall maintain adequate records (whether written, electronic, or otherwise) to document such Intellectual Property, including without limitation the conception and reduction to practice of inventions, discoveries, findings, improvements, ideas, concepts, designs, presentations, recordings, publications, computer programs, algorithms, protocols, system and related documentation and shall make such records available to the Company upon request. The Company shall have sole ownership of all such records.

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(b) The Advisor hereby agrees that Intellectual Property that is subject to copyright protection is deemed to be a “work made for hire” as such term is defined in the U.S. Copyright Act. With respect to Intellectual Property that is not subject to copyright protection, the Advisor hereby agrees to, and hereby does, assign, convey, and grant to the Company all of the Advisor’s entire right, title, and interest in and to the Intellectual Property and any and all patents, patent applications, copyrights, copyright registrations and other forms of legal recognition and protection relating to the Intellectual Property. Upon request, the Advisor shall cooperate with the Company, at the expense of the Company, in obtaining legal protection for the Intellectual Property, subject to the UCLA Guidelines for Intellectual Property and Consulting, attached hereto as Exhibit 1, and the UCLA Addendum to Consulting Contract, attached hereto as Exhibit 2. The Advisor agrees to execute all lawful documents that the Company may reasonably request in order to perfect the Company’s rights in, and to apply for, maintain, enforce and defend legal recognition of, the Intellectual Property.

(c) The Advisor acknowledges that the Company does not desire to acquire any trade secrets, know-how, confidential information, or other intellectual property that the Advisor may have acquired from or developed for any third party (“Third-Party IP”). The Advisor agrees that in the course of providing the Services, the Advisor shall not improperly use or disclose any Third-Party IP, including without limitation any intellectual property of (i) any former, existing or future employer or clients, customers or contacts of Advisor, (ii) any person for whom the Advisor has performed or currently performs consulting services, or (iii) any other person to whom the Advisor has a legal obligation regarding the use or disclosure of such intellectual property.

7. Transfer and Assignment. This Agreement may not be assigned or transferred by Advisor or Company without the prior written consent of the other, such consent not to be unreasonably withheld, delayed or conditioned.

8. Governing Law. This Agreement shall be governed in all respects by the substantive laws of the State of Delaware, notwithstanding any applicable conflict of laws rule.

9.  Non-Exclusivity; No Conflicts.

(a) It is understood and agreed by and between Company and Advisor, that Advisor maintains the right, at his sole discretion, to render similar consulting services, and/or otherwise seek employment with other companies during the Term of this Agreement, so long as the same: (i) does not create an undisclosed conflict of interest between Advisor’s duties and obligations owed to the Company and Advisor’s duties and obligations owed to any third parties; (ii) does not obligate Advisor to provide, and shall not foreseeably obligate Advisor to provide services in connection with a product which directly competes with products commercialized or developed by the Company; or (iii) does not in any way interfere with the business of the Company, and further provided that the confidentiality of information proprietary to the Company is at all times protected by Advisor in accordance with this Agreement.

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(b) Subject at all times to the Advisor’s performance of those duties and obligations owed to UCLA as set forth in the UCLA Guidelines for Intellectual Property and Consulting, attached hereto as Exhibit 1, and the UCLA Addendum to Consulting Contract, attached hereto as Exhibit 2, Advisor represents and warrants to Company that: (i) the execution and performance of this Agreement does not and will not violate, or constitute a default under any contract, commitment, agreement, understanding, arrangement or restriction, or any adjudication, order, injunction, or finding of any kind by any court or governmental entity to which Advisor may be a party or by which Advisor may be bound; (ii) the Advisor shall render the Advisory Services in a diligent and workmanlike manner in strict compliance with all laws applicable to Advisor’s performance under this Agreement, including, but not limited to all applicable anti-bribery and antitrust laws and those laws applicable to the Company’s commercialization, promotion, marketing, distribution and sale of its products; and (iii) the Advisor has not been debarred or suspended or is not currently under investigation by the U.S. Food and Drug Administration for debarment or suspension action, or has not been convicted or indicted for a crime or otherwise engaged in conduct for which a person can be debarred or suspended under 21 U.S.C. §335a(a) or (b) and that upon receiving notice of debarment or any such investigation or commencement of any such proceeding concerning Advisor, Advisor shall promptly notify Company and acknowledges and agrees that Company shall have the right to terminate this Agreement.

(c) The Company and Advisor hereby declare that this Agreement is in no way associated with any business or sales activities between the parties hereto and in particular Advisor is by no means obligated to prescribe, recommend or purchase any goods from the Company.

10. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to other address as a party may designate by notice hereunder, and shall be either: (i) delivered by hand; (ii) sent by overnight courier; (iii) sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) email communication that is verified to be received.

If to the Company:	If to Advisor:

Bone Biologics Corporation
321 Columbus Avenue
Boston, Massachusetts 02116
Attention: CEO, Stephen LaNeve
Email: stevelaneve@gmail.com

11. Release of Claims. In exchange for good and valuable consideration provided for herein, the sufficiency of which is hereby acknowledged by the parties, Advisor does hereby release, remise and forever discharge the Company and its officers, employees, agents and representatives, from all claims, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which the Advisor may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date, whether based in tort, contract (express or implied), or any federal, state, or local law, statute, or regulation. The foregoing release does not release the Company from the performance or observance of any of its obligations under this Agreement.

12. Entire Agreement; Modifications. This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement are hereby cancelled and superseded and, unless otherwise expressly agreed upon by the Company in writing, all services rendered by the Advisor on or after the Effective Date shall be rendered pursuant to this Agreement. No modification of this Agreement shall be binding upon the parties hereto, unless in writing and duly signed by the respective parties, including an officer of the Company. This Agreement is effective when signed by both parties.

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IN WITNESS WHEREOF, the parties to this Agreement have caused the same to be executed on the Effective Date written above.

BONE BIOLOGICS CORPORATION	ADVISOR

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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Exhibit 1

UCLA GUIDELINES FOR INTELLECTUAL PROPERTY AND CONSULTING

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Exhibit 2

UCLA ADDENDUM TO CONSULTING CONTRACT

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Exhibit 3

Description of Services

Company understands that Advisor is a full-time faculty member at UCLA, and that UCLA Policies prohibit faculty from participating in the marketing, promotion, or sales of Company’s products or services. Accordingly, Advisor’s Services contemplated under this Agreement shall not include the marketing, promotion, or sales of Company’s products or services. Over the term of this agreement, the Advisor will render services supporting and advising the Company with respect to the following initiatives:

1. Long term IP strategy, including providing input on IP / Patent approach – Patent Term Extension (PTE), Patent Term Adjustment (PTA), New Filings; guiding the Company’s R&D focus, drive R&D direction, and build R&D programs (subject to mutually acceptable sponsored research agreements and receipt by Advisor from Company the necessary resources and authority to pursue IP and R&D programs recommended by the Advisor) to produce patent applications that if awarded will extend patent life of NELL-1 by at least 12 years; improve NELL-1 performance that if produced/purified/delivered properly by GMP protein contractor can increased Nell-1 half-life by 25% over current Nell-1 patents set to expire in 2019, and work closely with Company patent counsel to build a robust IP “wall” around the Company’s product portfolio.

2. Pursuant to one or more sponsored research agreements to be entered into with Company on or before Jan 15, 2016, Advisor will support sponsored research services to be conducted on behalf of Company, concerning, among other things, basic NELL-1 characterization (e.g., bioactivity, mechanism of action, etc.), NELL-1 pipeline product work (e.g., chemical modification, targeted delivery, etc.), disease indication related work (e.g., materials, stem cells, diagnostics, wireless health continuous monitoring, etc.)

3. Review and implementation support of the third party partner, which the Company contemplates will be Diosynth (Raleigh, NC), including protein synthesis proposal, extending from the NELL-1 molecule characterization / formulation to pre-production

4. Review data on toxicity, immunogenicity, carcinogenicity and reproductive testing per agency guidelines across potentially three divisions (device, biologics, drugs)

5. Review data on animal testing following the Boden Model and to potentially include sheep (outside the model)

6. Review data on lyophilization and final manufacturing / assembly including DRM processes and specifications

7. Review data on final kit configuration to include components (vials, syringes, diluents, cannula, etc.), inner and outer trays and cartons, ship / drop, temperature stress testing

8. Review data on Clinical, Regulatory and Reimbursement strategies for selected indication(s), and Advisor shall provide real-time product evaluation, including providing confidential feedback of product concepts before farming out to contract labs.

9. Company Advanced Development Program - Developing novel product concepts that maximize the growth in company valuation by identifying products concepts and refining the product concepts to work synergistic with business development, IP strategy, regulatory timeline, manufacturing capability, marketing, and sales.

10. Company Acquisition Targets. Identification of Company third party acquisition targets, and also contribute to the technical due diligence process of evaluating technologies that will build value for Company.

11. Recruiting SAB, KOL, and consultant team. Advisor will use his/her connections to support the Company’s recruitment of the most prominent scientists, visible clinicians, and productive consultants to support the growth of the Company.

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